Exhibit 99.2

To: All Landauer Employees

Date: September 6, 2017

Subject: Important Announcement

This morning we announced that Landauer has entered into a definitive merger agreement with Fortive Corporation, which provides for Fortive to acquire Landauer. Further details of the agreement are described in the attached press release, which also includes information about Fortive (www.fortive.com).

Fortive’s interest in Landauer is a testament to your hard work and the successful business we have built together. Fortive recognizes Landauer as the gold standard in dosimetry, with broad medical physics capabilities, a global footprint, and operational and quality-first discipline, all of which is made possible by the great employee talent which is the heart of our company.

Fortive has indicated that they anticipate maintaining and growing the Landauer brand and its leadership position in the radiation safety marketplace. They are also very interested in applying their core values and bringing complementary strengths to build on our momentum and success at Landauer.

We should take pride in what we have accomplished and built over the years. Our vision, our financial results and especially our focus on delivering a superior customer experience has positioned us as a market leader in many markets we serve.

Over the past few months we have become acquainted with the Fortive team, and those of us who interacted with them were very impressed with their business model, their culture, their leadership organization and the benefits of combining our two organizations. I believe this will result in enhanced solutions for our customers and greater professional opportunities for our employees.

Today Wes Pringle, the SVP Field Solutions of Fortive, will be in Glenwood to talk to employees in person. We will send out a schedule for the in person meetings and set up calls for those not in Glenwood to hear more about Fortive. In the meantime, it is important to note that today’s announcement is just the first step in the process of combining our companies. The transaction remains subject to customary closing conditions, including the tender of at least a majority of Landauer’s outstanding common stock (on a fully-diluted basis) into a tender offer that will be commenced by Fortive pursuant to the merger agreement and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to be completed in the fourth calendar quarter of this year. It is important that we all remain focused on our business and supporting our clients with the tremendous products and services they have come to expect.

Thank you for all you have done for Landauer and for your continued commitment to our company.

Mike Kaminski

Important Additional Information

The tender offer (the “Offer”) to be commenced by an affiliate (“Sub”) of Fortive Corporation (“Parent”) for shares of common stock (“Company Common Stock”) of Landauer, Inc. (the “Company”) has not yet commenced. This document does not constitute an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Company Common Stock will be made only pursuant to an offer to purchase and related materials that Parent and Sub intend to file with the U.S. Securities and Exchange Commission (the “SEC”). If the Offer is commenced, Parent and Sub will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. The Tender Offer Statement on Schedule TO (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information that should be considered before any decision is made with respect to the Offer. BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These materials will be sent free of charge to Company stockholders when available, and may also be obtained by writing to the Company at 2 Science Road, Glenwood, Illinois 60425, Attention: Corporate Secretary. In addition, all of these materials (and all other Offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements made herein with respect to the Offer and related transactions, including, for example, the timing of the completion of the Offer and the subsequent merger (the “Merger”) contemplated by the Agreement and Plan of Merger among the Company, Parent and Sub (the “Merger Agreement”) or the potential benefits of the Offer and the Merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections.

The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements. Such factors include, but are not limited to, the effect of the announcement of the Offer and related transactions on the Company’s business relationships, operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, and the risk that the Merger Agreement may be terminated in circumstances that require the Company to pay a termination fee; the outcome of any legal proceedings that may be instituted against the Company related to the transactions contemplated by the Merger Agreement, including the Offer and the Merger; uncertainties as to the number of stockholders of the Company who may tender their stock in the Offer; the failure to satisfy other conditions to consummation of the Offer or the Merger, including the receipt of regulatory approvals related to the Merger (and any conditions, limitations or restrictions placed on these approvals); risks that the Offer and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties; and those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC.

Additional information concerning these and other factors that may impact the Company’s expectations and projections can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K for the year ended September 30, 2016. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on the Company’s website (www.landauer.com) under the heading “Investors” or upon request by writing to the Company at 2 Science Road, Glenwood, Illinois 60425, Attention: Corporate Secretary. The Company disclaims any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.